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                                                                   EXHIBIT 10.19

                                                                    July 6, 1995


Dr. Gayn B. Winters
57 Madison Road
Wellesley, Massachusetts 02181

Dear Gayn,

I am very pleased to offer you the position of Vice President, Engineering and Chief Technical Officer, reporting to me. Your office will be in our Southern California development center in Irvine. Your employment with Phoenix should commence as soon as possible; our current understanding is that your start date will be August 7, 1995. This letter will confirm the employment terms that we have discussed over the last several days.

1. CASH COMPENSATION

Your base salary will be $160,000 per annum. You will be eligible to receive an incentive bonus of $35,000 per annum, upon achievement of goals. These goals will be in part set by you and me, but will also include Phoenix performance factors, all in conformance with guidelines established for executive management by Phoenix's Board of Directors and its Compensation Committee. However, for the first twelve months of your employment, Phoenix will guarantee the full incentive compensation on a quarterly basis.

In addition, you will be given a special bonus on each of the first through fifth anniversaries of the date of the relocation loan referred to in item 3.B below. The amount of each bonus will be the same as the principal payment due from you on that anniversary date under the relocation loan. Each such bonus will be payable only if you are an employee of Phoenix on the applicable anniversary date. Phoenix will have the right to apply such bonus against any amounts due under the relocation loan.

2. STOCK OPTIONS

You will be recommended to the Compensation Committee of the Board for a grant of options to purchase 75,000 shares of Phoenix common stock. The exercise price will be the price of Phoenix stock on the date you first become an employee of the Company. The options will vest as follows:

A. Options covering 50,000 shares will vest 25% on the first anniversary of your employment with the Company and the balance will vest in 12 equal installments each three months thereafter;

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B.   Options covering the other 25,000 shares will vest on the seventh anniversary of your employment with the Company, but may vest earlier as follows:

     i. If certain performance criteria to be agreed upon for your first year of employment are achieved, options covering 10,000 shares will vest in 16 equal installments every three months, with the first installment vesting three months after the first anniversary of your employment;

     ii. If certain performance criteria to be agreed upon for your second year of employment are achieved, options covering 10,000 shares will vest in 16 equal installments every three months, with the first installment vesting three months after the second anniversary of your employment;

     iii. If certain performance criteria to be agreed upon for your third year of employment are achieved, options covering 5,000 shares will vest in 16 equal installments every three months, with the first installment vesting three months after the third anniversary of your employment.

     If the performance criteria are either not agreed on or not met for any particular year of employment, then the options covering the shares for that year of employment will not vest until the seventh anniversary of your employment start date.

3.  RELOCATION ASSISTANCE

In an effort to ease the relocation costs and the cost of living differential between Southern California and Massachusetts, Phoenix will provide the following relocation assistance:

A. Phoenix will reimburse you for the reasonable cost of moving your household goods, which includes one sailboat, to Southern California and for the reasonable real estate commissions due upon the sale of your home in Wellesley, provided such sale occurs while you are a Phoenix employee. Phoenix will pay for the cost of up to two househunting trips to the Southern California area by you and your companion. The Company will also provide a temporary living allowance for a period not to exceed 120 days if your new residence in Southern California is unavailable for immediate occupancy. All travel and moving arrangements will be made through Phoenix; we have an arrangement with an excellent nationwide moving company which will help control costs. You, of course, will exercise great care to minimize the relocation costs for which Phoenix has agreed to reimburse, which would include negotiating the real estate commissions with your agent. Your relocation activity should be coordinated with Kathy Newman.

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B.  In addition, Phoenix will loan you $200,000 effective on your first day of employment with the Company. The loan will be evidenced by a promissory note acceptable to you and Phoenix. The loan will be secured by a mortgage on your Wellesley home until it is sold and then on your California home and/or on such other property as you and Phoenix may agree. Unless otherwise agreed to by you, Phoenix will not record any mortgage with respect to your Wellesley home. The mortgages will be subordinated to any mortgages to your primary mortgagors on your Wellesley or California residences. Repayment to Phoenix will be made in five equal annual installments of $40,000 on each of the first five anniversaries of your employment start date. If you resign voluntarily from Phoenix, or if your employment with Phoenix is terminated for cause, you will be required to repay the then remaining principal balance in full within 30 days of your employment termination.

4. TERMINATION

Your employment with Phoenix is "at-will". This letter is not intended to create any promise of continued employment with Phoenix. If, however, your employment with the Company is terminated other than for cause or other than voluntarily, Phoenix will provide you with continuation of your then current monthly base salary until the earlier to occur of the date you secure other similar level full-time employment or the first anniversary of your employment termination date. You agree that you will actively and vigorously seek new employment in the event of any such termination of employment with Phoenix. For purposes of this agreement termination which is for cause means termination for reasons of (i) any violation of the Company's policies regarding creation of an offensive workplace or sexual harassment, (ii) commission of a felony, (iii) commission of an act of fraud or deceit in the performance of duties on behalf of the Company or any affiliate of the Company, (iv) violation of federal or state securities laws with respect to the Company's securities, (v) violation of the Employee Invention Assignment and Proprietary Agreement signed as contemplated below or (vi) the continuing failure to perform assigned duties (other than failure due to mental or physical incapacity) after written notice thereof.

5. MISCELLANEOUS

You will also be eligible to participate in our employee benefit programs including medical, dental, life, and short and long term disability insurance. You will be eligible to participate in our 401(k) program after six months of employment and in our employee stock purchase plan.

Upon your employment, you will be asked to sign a standard Employee Invention Assignment and Proprietary Agreement agreeing to hold in confidence any proprietary information received as an employee of the Company and to assign to the Company any inventions that you make while employed by the Company. We wish to impress upon you that we do not wish to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers. If you

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would like clarification regarding this policy, please contact Scott Neely, Vice
President and General Counsel at (408) 452-6571.

Gayn, I am truly looking forward to working with you. I think that we can make Phoenix enormously successful and an exciting place to work. If I have captured all of the points that we discussed and if you agree with the terms of this letter, please sign and return a copy of it to me.

This offer will expire on July 16, 1995 at 6:00 p.m. (PDT) unless your written acceptance is received by Phoenix by that time.

Best regards,

/s/ Jack Kay

Jack Kay
President and COO

Acknowledgment:

I accept this offer of employment stated in this letter and expect to commence employment on or before August 7, 1995


By:       /s/ Gayn B. Winters                Date: July 7, 1995
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          Gayn B. Winters